Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-3 No. 333-224542) of Allegheny Technologies Incorporated, and

(2)
Registration Statements (Form S-8 Nos. 333-203784, 333-217942, 333-188641, 333-181491, 333-166628, 333-145651, 333-142559, 333-129485, 333-59161, 333-10229, and 333-45965) pertaining to the employee benefit plans of Allegheny Technologies Incorporated;

of our report dated February 25, 2020 (except for Notes 2 and 18 as to which the date is May 22, 2020), with respect to the consolidated financial statements of Allegheny Technologies Incorporated and Subsidiaries included in this Current Report on Form 8-K of Allegheny Technologies Incorporated and Subsidiaries for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 22, 2020